Pricing Supplement No. 125  Dated January 6, 2000
(To Prospectus Supplement dated September 17, 1999
and Prospectus dated September 17, 1999)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-85283

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount:  $100,000,000

CUSIP:  61687Y EG8

Trade Date:  January 6, 2000

Settlement Date:  January 11, 2000

Maturity Date:  January 11, 2002

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:  N/A

Exchange Agent:  N/A

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  $100,000,000 (100.00%)

Interest Rate (per annum):  3-month LIBOR plus 8 basis points

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X) LIBOR (Telerate)          (  )  Other:
     (   ) Prime Rate

Interest Payment Date(s):  Quarterly on the 11th of April, July,
October, and January of each year,
commencing April 11, 2000 and ending January 11, 2002, subject to
New York and London business days, following business day convention.

Record Date(s):  (X)  The fifteenth day (whether or not a
Business Day) next preceding each Interest
Payment Date.
                           (   )   Other:

Initial Interest Rate Per Annum: Second London Banking Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual    (  )
Monthly    ( X )  Quarterly   (   )  Other

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly
     (X )  Quarterly
     (  )  Semi-annually; the third Wednesday of:
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second London
Banking Day preceding the Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Quarterly on the 11th of
April, July, October, and January of each year, commencing April
11, 2000 (subject to Business
Day convention described in the Prospectus Supplement).

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus):  plus 8 basis points

Spread Multiplier: N/A

Index Maturity:  3 month           Index Currency:  N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate:  N/A

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (   )   30/360 (Commercial Paper Rate Notes,
                               Federal Funds Rate Notes, Prime
                               Rate Notes and LIBOR Notes)
                       (X)   Actual/360

Form:     (X)  Book-Entry Note (DTC)
          ( )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
(   )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:  N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  U.S. Bank Trust National Association
                         ( )  Morgan Guaranty Trust Company of New York

Plan of Distribution:

     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company. The Company has agreed to indemnify the Agent against certain liabilities,including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.